UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 4									OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP							OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response 0.5
(Print or Type Responses)	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1934 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol					6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Helck	Chet	B	Raymond James Financial (RJF)					Director		______ 10% Owner
(Last)	(First)	(Middle)	3. IRS or Social Security		4. Statement for			X Officer (give		______ Other (specify
			Number of Reporting		Month/Day/Year			title below)		below)
880 Carillon Parkway			Person (Voluntary)		January 21, 2003			COO and President of RJF
(Street)					5. If Amendment			7. Individual or Joint/Group Filing (Check Applicable Line)
					Date of Original			X Form filed by One Reporting Person
St. Petersburg	FL	33716			(Month/Day/Year)			Form filed by More than One Reporting Person
(City)	(State)	(ZIP)	Table I  ~~-~~  Non Derivative Securities Acquired, Disposed of , or beneficially Owned

1. Title of Security			2. Trans-	2A. Deemed	3. Trans-	4. Securities Acquired (A)			5. Amount of	6. Owner-	7. Nature of
(Instr. 3)			action	Execution	action	or Disposed of (D)			Securities	ship	Indirect
			Date	Date, if any	Code	(Instr. 3, 4 and 5)			Beneficially	Form:	Beneficial
				(Month/Day/Year	(Instr. 8)				Owned at	Direct	Owner-
			(Month/						Following	(D) or	ship
			Day/						Reported	Indirect
			Year)		Code V		(A) or		Transactions	(I)
Raymond James Financial, Inc. (RJF)						Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)
RJF Common Stock			1/17/2003		M	6,000	A	$ 22.167	26,957	D
RJF Common Stock									2,545	I	ESOP

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.										(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).										SEC 1474 (7-96)

FORM 4 (continued)	Table II ~~--~~ Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security	2. Conver-	3. Trans-	3.A Deemed	4. Trans-		5. Number or Deriv-		6. Date Exer-		7. Title and Amount of		8. Price	9. Number	10.Owner-	11.Nature
(Instr. 3)	sion or	action	Execution Date,	action		ative Securities Ac-		cisable and		Underlying Securities		of	of deriv-	ship	of
	Exercise	Date	if any	Code		quired (A) or Dis-		Expiration		(Instr. 3 and 4)		deriv-	ative	Form of	Indirect
	Price of		(Month/Day/Year	(Instr. 8)		posed of (D)		Date				Secur-	Secur-	Security:	Benefi-
	Deri-	(Month/				(Instr. 3, 4, and 5)		(Month/Day/				ity	ities	Direct	cial
	vative	Day/						Year)				(Instr.	Bene-	(D) or	Owner-
	Security	Year)										5)	ficially	Indirect	ship
													Owned	(I)	(Instr. 4)
													at End	Instr. 4)
of deriv-
										Title			Month
								Date	Expira-		Amount or		(Instr. 4)
				Code	V	(A)	(D)	Exer-	tion		Number of
								cisible	Date		Shares

Employee Stock Option (Right to buy)	$ 22.167	1/17/2003		M			6,000
Employee Stock Option (Right to buy)								11/18/2002-11/18/2004	1/18/2005	Common stock	5,000	20.6250
Employee Stock Option (Right to buy)								11/28/04-01/28/06	1/28/2007	Common stock	6,000	32.0000
Employee Stock Option (Right to buy)								12/16/05-12/16/07	2/16/2008	Common stock	5,757	32.5400
Employee Stock Option (Right to buy)								12/16/05-12/16/07	2/16/2008	Common stock	44,243	32.5400	61,000	D
Employee Stock Option (Right to buy)

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations,									/S/ CHET B. HELCK				1/21/2003
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).									**Signature of Reporting Person				Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient.
see Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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SEC 1474 (7-96)